UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 5, 2013 (July 2, 2013)

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9112 Spectrum Center Boulevard, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 2, 2013, Overland Storage, Inc. (the “Company”) received the expected written notification (the “Staff Determination”) from The NASDAQ Stock Market LLC (“NASDAQ”) of the NASDAQ Staff’s decision to delist the Company’s securities from The NASDAQ Capital Market as a result of the Company’s failure to comply with the minimum market value of listed securities (“MVLS”) of $35 million requirement set forth in NASDAQ Listing Rule 5550(b)(2).

To regain compliance with such rule, the MLVS (which is determined based on closing bid price of the Company’s common stock on The NASDAQ Capital Market) would have had to have been at least $35 million for ten consecutive trading days during the period from January 2, 2013 through July 1, 2013. Based on the number of shares of common stock outstanding as of June 27, 2013, the MLVS would have exceeded $35 million if such closing bid price was at least $1.17 per share for the ten trading day period referred to above.

The Staff Determination provides that the Company’s common stock would be delisted from The NASDAQ Capital Market unless the Company requests an appeal of this determination to a NASDAQ Hearings Panel (the “Panel”) no later than 4:00 p.m. Eastern Time on July 9, 2013. On July 5, 2013, the Company requested an appeal to seek continued listing pending its return to compliance with the minimum MVLS requirement under Rule 5550(b)(2). While the appeal is pending, the Company’s common stock will not be delisted. However, there can be no assurance that the Panel will grant the Company’s request for continued listing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: July 5, 2013		/s/ Kurt L. Kalbfleisch

	By:	Kurt L. Kalbfleisch
Senior Vice President, Finance and Chief Financial Officer